Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

May 14, 2019

Intercept Pharmaceuticals, Inc.

10 Hudson Yards, 37th Floor
New York, New York 10001

Re:	Intercept Pharmaceuticals, Inc. – Offering of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Intercept Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company of 2,400,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), and up to an additional 360,000 shares of Common Stock (the “Option Shares”) pursuant to the option granted to the Underwriters (as defined below) pursuant to the Underwriting Agreement (as defined below). The Firm Shares and the Option Shares are collectively referred to herein as the “Securities.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)        the registration statement on Form S-3ASR (File No. 333-217861) of the Company relating to Common Stock and other securities of the Company, filed with the Securities and Exchange Commission (the “Commission”) on May 10, 2017 under the Securities Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)       the prospectus, dated May 10, 2017 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)       the preliminary prospectus supplement, dated May 8, 2019 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Securities in the form filed by the Company with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)       the prospectus supplement, dated May 9, 2019 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Securities in the form filed by the Company with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

Intercept Pharmaceuticals, Inc.

May 14, 2019

(e)       the pricing term sheet, dated May 9, 2019, in the form filed with the Commission pursuant to Rule 433 of the Rules and Regulations;

(f)       an executed copy of the Underwriting Agreement (the “Underwriting Agreement”), dated May 9, 2019, between the Company and Goldman Sachs & Co. LLC, Credit Suisse Securities (USA) and Jefferies LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Securities;

(g)       an executed copy of a certificate of Ryan T. Sullivan, General Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(h)       a copy of the Company’s Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of May 8, 2019 (the "Certificate of Incorporation"), and certified pursuant to the Secretary’s Certificate;

(i)       a copy of the Company’s Bylaws (the "Bylaws"), as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate; and

(j)       copies of certain resolutions of the Board of Directors of the Company, adopted on February 2, 2017, February 17, 2019 and May 1, 2019, and certain resolutions of the Finance Committee thereof, adopted on May 8, 2019 and May 9, 2019, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the factual representations and warranties set forth in the Underwriting Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Securities have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued and sold in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable, provided that the consideration therefor is not less than $0.001 per share.

Intercept Pharmaceuticals, Inc.

May 14, 2019

In rendering the opinion set forth herein, we have assumed that the issuance of the Securities does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Certificate of Incorporation, the Bylaws or those agreements or instruments expressed to be governed by the laws of the State of New York or Delaware which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K).

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

RJD